UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. )

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SYNAPTICS INCORPORATED

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Dear Stockholders,

We hope that this finds you well. We are two weeks away from our Annual Meeting on October 28, 2025, and respectfully ask for your support for Proposal 3 (Amendment and Restatement of the 2019 Equity and Incentive Compensation Plan).

We believe the amended and restated equity plan supports Synaptics’ ongoing strategic transformation toward Edge AI, wireless connectivity, and low-power processors, enables continued investment in top engineering talent, and maintains disciplined governance practices consistent with market norms. When adjusted for nonrecurring grants related to the Company’s CEO transition and certain acquisition-related inducement grants, Synaptics’ overhang and burn rate demonstrate responsible equity use and strong pay-for-performance alignment.

We appreciate the time and care investors devote to conducting their independent analysis when evaluating our proposals. The summary below highlights the Board’s disciplined and stockholder-aligned approach to equity use; the detailed discussion that follows provides additional context supporting a vote “FOR” Proposal 3. Thank you in advance for your continued support.

PROPOSAL 3 – APPROVAL OF THE AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN (SHARE RESERVE INCREASE)

EQUITY PROPOSAL SUMMARY:

•	Equity is needed to Drive Business Transformation Towards Edge AI Strategy
•	Unprecedented Competition for AI Engineering Talent
•	Limited One-Time Awards Inflated Overhang and Burn Rate – not expected to be recurring
•	Equity Program is Broad-Based and Performance-Oriented – reinforcing a culture of ownership among employees to align with stockholder interests
•
Performance-based Equity Program Creates Alignment with Stockholder Interests - In FY25, ~67% of the CEO’s and 50% of the other NEOs’ target equity awards were performance-based, tied to relative Total Stockholder Return and Earnings Per Share performance metrics

•	Disciplined Equity Use and Prudent Overhang Management
•	Responsiveness to Investor Feedback - resulted in important changes to the equity plan design

EQUITY PROPOSAL DETAIL:

Strategic Use of Equity to Support Business Transformation
•	Synaptics is executing a multi-year transformation toward edge AI, wireless connectivity, and low power processors.
•	Equity has been instrumental in driving this transformation – enabling the integration of Broadcom’s engineering team, which is accelerating innovation and expanded design capabilities.
•	Sustaining equity capacity is essential to attract, motivate, and retain world-class engineers and innovators who drive the next generation of AI-enabled products and long-term value creation.
•	Synaptics’ strong operational and financial results year-over-year reflect the success of this transformation, and the pivotal role equity plays in aligning talent with strategic execution.

Context on AI Engineering Talent Competition
•	The market for AI engineering talent is experiencing unprecedented competition as technology, semiconductor, and cloud companies expand into artificial intelligence and edge computing.
•
This imbalance between supply and demand has created a global “AI talent war,” with companies competing aggressively for a limited pool of specialized engineers in machine learning, edge AI, and connectivity.

•	In this environment, equity compensation is a critical differentiator—serving both to attract and retain high-impact engineers and to align key contributors with long-term stockholder value creation.
•	For Synaptics, maintaining sufficient share capacity under the Equity and Incentive Compensation Plan is therefore essential to:
o	Compete effectively for scarce AI and semiconductor engineering talent.

o	Sustain innovation capacity and accelerate product development in high-growth markets.
o	Support the Company’s transformation strategy in edge AI, connectivity and low-power processors.

Broad-Based and Performance-Oriented Equity Program
•	Synaptics’ equity program is broadly distributed and merit-based, reinforcing a culture of ownership and accountability.
•	~75% of employees are expected to receive annual refresher awards based on performance and potential, ensuring a focus on innovation and results across the organization.
•
The requested share increase under the Equity and Incentive Compensation Plan provides the Company with one year of equity grant capacity, promoting ongoing accountability to stockholders through annual review and approval.

Equity Program Creates Alignment with Stockholder Interests
•
Performance-Based Compensation: In FY25, ~67% of the CEO’s and 50% of the other NEOs’ target equity awards were performance-based, tied to relative Total Stockholder Return and Earnings Per Share performance metrics.

•	Offsetting Dilution via Buybacks: Synaptics actively offsets equity dilution through substantial share repurchases—$128 million in FY25, with an additional $150 million authorization existing today.
•
Avoidance of Excessive Cash Compensation: Without approval of the requested share increase under the Equity and Incentive Compensation Plan, Synaptics would need to rely more heavily on cash-based compensation, raising fixed costs and reducing flexibility for corporate growth investments and share buybacks, as well as the ability to compete for and retain strong talent interested in driving long-term shareholder value.

Disciplined Equity Use and Prudent Overhang Management
•
Adjusted Overhang: As of August 29, 2025, total overhang was ~15.7%, or ~11.5% excluding one-time Broadcom and certain retention grants. While overhang is above typical peer norms, this reflects the Company’s strategic use of equity in a highly competitive semiconductor talent market.

•
Limited One-Time Awards: The elevated FY25 overhang primarily reflects nonrecurring, strategic grants—in particular, make-whole awards for Broadcom engineering hires and modest retention grants to preserve continuity during the CEO transition. We expect overhang to decline as inducement awards roll off, as we maintain disciplined share requests and grant practices, and as our stock price and industry conditions improve.

•
Commitment to Future Discipline: We do not anticipate making similar one-time equity awards in the near term except in the event of extraordinary circumstances, reflecting the Company’s ongoing commitment to equity restraint.

•
Flexibility to Address Special Circumstances: Discretion to accelerate the vesting of equity awards in special circumstances is an important element of a competitive equity compensation program and consistent with market practice. The plan does not contain a liberal change in control definition and provides for double-trigger vesting. While the plan, like most equity plans, permits the Committee or Board discretion to accelerate vesting, it is their intent to limit acceleration to qualifying events (e.g., termination) and, in the case of a change in control, only with a double-trigger. Consistent with this approach, the Committee has not exercised its discretion to accelerate vesting outside of qualifying events.

Responsible Burn Rate and Efficient Equity Utilization
•	Synaptics’ three-year average burn rate (FY23–FY25) was 5.0%, or ~4.0% when adjusted for one-time awards—closer to peer medians.
•	FY25’s adjusted burn rate of ~4.0% improved from 4.45% in FY24, demonstrating effective controls and continued optimization in equity grant practices.

Transparent Share Request and Governance Discipline
•
The Company’s request for 1.9 million additional shares under the Equity and Incentive Compensation Plan—representing roughly 4.9% of outstanding shares as of August 29, 2025—is limited to one year of equity grants, ensuring regular stockholder oversight through annual approval and disciplined share allocation.

•
Unlike many companies that seek stockholder approval for multi-year equity pools, Synaptics’ annual authorization approach strengthens transparency and enables stockholders to review equity plan use annually.

Demonstrated Stockholder Support and Responsiveness
•
At the FY24 Annual Meeting, stockholders approved a share reserve increase under the Equity and Incentive Compensation Plan with ~81% support under the majority of votes cast standard (which excludes abstentions and broker non-votes), which we believe was reflective of confidence in Synaptics’ pay-for-performance philosophy and balanced equity management practices.

•
In 2024 and 2025, Synaptics engaged extensively with investors on compensation, governance, and equity practices—reaching stockholders representing over 70% of shares outstanding and meeting with nearly 60%.

•
Our Compensation Committee and Board incorporated this feedback into refinements to the equity plan design and disclosure in the current proxy, reinforcing Synaptics’ commitment to active dialogue, ongoing responsiveness to investor feedback and alignment with governance best practices in equity plan design.

CONCLUSION
We urge you to vote “FOR” Proposal 3. We believe the equity plan represents a balanced, stockholder-aligned approach with strategic use of equity to attract and retain top talent in a highly competitive market necessary to drive our Edge AI transformation and long-term value while maintaining transparency and accountability to our shareholders.

Sincerely,
The Board of Directors
Synaptics Incorporated

For any questions, contact:
John Bryan, Managing Director - Mackenzie Partners, Inc.
Tel. 212.929.5500 / 800.322.2885
Email: jbryan@mackenziepartners.com
or
Munjal Shah
VP, Head of Investor Relations – Synaptics Incorporated
Tel. 408.518.7639
Email: munjal.shah@synaptics.com